Exhibit 2.1

CUSIP 478160 AS3 ISIN XS0329522246
REGISTERED NO. R-

JOHNSON & JOHNSON

4.75% NOTE DUE 2019

The following summary of terms is subject to the information set forth on the reverse hereof:

ORIGINAL ISSUE DATE:	November 6, 2007
MATURITY DATE:	November 6, 2019
INTEREST RATE:	4.75%
INTEREST PAYMENT DATES:	November 6
RECORD DATES:	October 22
DEPOSITARY:	The Bank of New York Depository (Nominees) Ltd.
OPTIONAL REDEMPTION:	Upon 30 day notice

JOHNSON & JOHNSON, a New Jersey corporation (herein called the “Company”, which term includes any successor person under the indenture referred to on the reverse hereof), for value received, hereby promises to pay to                                 , or registered assigns, the principal sum as set forth in the attached Schedule of Increases and Decreases on the Maturity Date of this Note, and to pay interest thereon from and including November 6, 2007 or from and including the last date in respect of which interest has been paid, as the case may be.  Interest will be paid on the Interest Payment Dates shown above, commencing with the first such Interest Payment Date next succeeding the Original Issue Date shown above (except as provided below), at the Interest Rate per annum specified above, until the principal hereof is paid or made available for payment, and interest shall accrue on any overdue principal and on any overdue installment of interest (to the extent that the payment of such interest shall be legally enforceable) at the Interest Rate per annum shown above.  The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date next preceding such Interest Payment Date; provided, however, that interest payable at the Maturity Date will be payable to the person to whom principal shall be payable.  The first payment of interest on this Note will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner of this Note on such next succeeding Record Date.  Any interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

Beneficial owners of this Note will be paid in accordance with the Depositary’s and its participants’ procedures in effect from time to time.

Any payment otherwise required to be made in respect of this Note on a date that is not a Business Day (as defined on the reverse hereof) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

Interest on this Note will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or November 6, 2007 if no interest has been paid on this Note), to but excluding the next scheduled Interest Payment Date.

UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL CERTIFICATES EVIDENCING THE SECURITIES REPRESENTED HEREBY IN DEFINITIVE FORM, THIS NOTE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, AND ONLY BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

In addition, ownership of beneficial interests in this Note will be limited to participants in the Depositary or persons that hold interests through such participants, and the transfer of beneficial interests herein will be effected only through records maintained by the Depositary (with respect to interests of participants in the Depositary) or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid until the certificate of authentication hereon shall have been manually signed by or on behalf of the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Johnson & Johnson has caused this instrument to be signed in its name by the signature of one of its duly authorized officers.

Dated:	JOHNSON & JOHNSON
By: _____________________________
Attest:	Name: Title:
By: ___________________________

Trustee’s Certificate of Authentication

This is one of the Notes
described herein and referred
to in the within-mentioned
Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee
By: ________________________________ Authorized Officer

[Reverse of Note]

JOHNSON & JOHNSON
4.75% NOTE DUE 2019

SECTION 1.  General.  This Note is one of a duly authorized series of debt securities (herein called the “Notes”) of Johnson & Johnson, a New Jersey corporation (the “Company”), issued under and pursuant to an indenture, dated as of September 15, 1987, between the Company and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company which succeeded  Harris Trust and Savings Bank), as Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of September 1, 1990 (as so supplemented, the “Indenture”), to which the Indenture and all other indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes, this Note being subject to all terms therein contained.  This Note is an unsecured obligation of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness for borrowed money of the Company.

SECTION 2.  Payments.  (a)  Interest on this Note will be payable annually on each November 6 (the “Interest Payment Date”), commencing with the first Interest Payment Date next succeeding the original Issue Date as specified on the face hereof and at the Maturity Date.

Interest payments on each Interest Payment Date for this Note will include accrued interest from and including November 6, 2007 or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date, except that at the Maturity Date the interest payments will include accrued interest from and including the Original Issue Date, or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Maturity Date.

(b)  The principal of and any premium and interest on this Note are payable by the Company in Euros.

(c)  Until this Note is paid or payment thereof is duly provided for, the Company will, at all times, maintain a Paying Agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent.  The Bank of New York, 101 Barclay, New York, New York 10286, will act as a Paying Agent and co-registrar. The Company may change any Paying Agent, Registrar or coregistrar without notice.  The Company may act in any such capacity.

SECTION 3.  Payments of Additional Amounts.  The Company will, subject to the exceptions and limitation set forth below, pay as additional interest on this Note such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on this Note to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay additional amount shall not apply:

(a)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i)  being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(ii)  having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(iii)  being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(iv)  being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

(v)  being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)  to any holder that is not the sole beneficial owner of this Note, or a portion of this Note, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c)  to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of this Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d)  to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(e)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(f)  to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(g)  in the case of any combination of items (a), (b), (c) (d), (e) and (f).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note.  Except as specifically provided in this Section 3 and in Section 8, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

The Company will not pay additional amounts on any Note: (1) where withholding or deduction is imposed on a payment and is required to be made pursuant to European Union Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that Directive or (2) presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a Member State of the EU.

Directive 2003/48/EC of the Council of the European Union, relating to the taxation of savings income, became effective on July 1, 2005.  Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state.  “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or the payee.  Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding tax through voluntary disclosure of the investment to the individual’s member state.  In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

As used in this Section 3 and Section 8, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

SECTION 4.  Defeasance.  If the Company at any time deposits with the Trustee money or eligible government obligations sufficient to make timely payments of all principal of and interest on the Notes, the Company will be discharged from the restrictive covenants in the Indenture or possibly from all payment obligations under the Indenture and this Note, provided certain conditions set forth in the Indenture are met by the Company.  If the Company is so discharged from its payment obligations with respect to this Note, the holder would be able to look only to the deposited money or government obligations for payment.  Eligible government obligations are those backed by the full faith and credit of the government of the United States.

SECTION 5.  Restrictive Covenants.  This Note is an unsecured general obligation of the Company.  The Indenture does not limit other unsecured debt.  It does limit certain debt and sale and leaseback transactions if the debt is secured by liens on or the property leased is manufacturing property located in the continental United States which is of material importance to the Company’s consolidated business.  The limitations are subject to a number of important definitions, qualifications and exceptions set forth in the Indenture.  Once a year the Company must report to the Trustee on compliance with the limitations.

SECTION 6.  Events of Default.  An Event of Default is:  default for 30 days in payment of interest on the Notes; default in payment of principal on them; failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Indenture or this Note; and certain events of bankruptcy or insolvency.  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately.

SECTION 7.  Optional Redemption.  This Note may be redeemed prior to the Maturity Date at the option of the Company at any time, either in whole or in part, upon at least 30 days, but not more than 60 days, prior notice.  The redemption price will be equal to the greater of the following amounts:  (a) 100% of the principal amount of this Note being redeemed on the redemption date and (b) the Optional Redemption Price, plus, in each case, accrued and unpaid interest on this Note to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on this Note that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to this Note and the Indenture.

“Optional Redemption Price” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield (as calculated by the Trustee) on this Note, if they were to be purchased at such price on the third dealing day prior to the date fixed for redemption, would be equal to the gross redemption yield on such dealing day of the Reference Bond on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (Central European time) on such dealing day as determined by the calculation agent.

“Reference Bond” means, in relation to any Optional Redemption Price calculation, at the discretion of the Trustee, a European government bond whose maturity is closest to the maturity of this Note, if the Trustee in its discretion considers that such similar bond is not in issue, such other European government bond as the Trustee may, with the advice of three brokers of, and/or market makers in, European government bonds selected by the Trustee, determine to be appropriate for determining the Optional Redemption Price.

SECTION 8.  Redemption for Tax Reasons.  If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Note, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described in Section 3 with respect to this Note, then the Company may at its option redeem, in whole, but not in part, this Note on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on this Note to the date fixed for redemption.

SECTION 9.  Amendments and Waivers.  Subject to certain exceptions, provisions of the Indenture or this Note may be amended with the consent of the holders of a majority in principal amount of the Notes at the time outstanding, and any existing default with respect to the Notes may be waived with the consent of the holders of a majority in principal amount of the Notes.  Without the consent of any holder, the Indenture or this Note may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to the holder or to make any change that does not adversely affect the rights of the holder of this Note.

SECTION 10.  Authorized Denominations.  The Notes are issuable in registered form without coupons in the minimum denomination of €50,000 and in any larger amount that is an integral multiple of €50,000.

SECTION 11.  Exchange and Registration of Transfer.  This Note is exchangeable only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Notes or if at any time the Depositary ceases to be in good standing under the Securities Exchange Act of 1934, as amended, and the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware that such Depositary is no longer in good standing, or (y) the Company in its sole discretion determines that the Notes shall be exchanged for certificated Notes in definitive form, provided that the definitive Notes so issued in exchange for this Note shall be in authorized denominations and be of like aggregate principal amount and tenor and terms as the portion of this Note to be exchanged.  Except as provided above, owners of beneficial interests in this Note will not be entitled to have this Note or Notes represented by this Note registered in their names or receive physical delivery of Notes in definitive form and will not be considered the holders hereof for any purpose under the Indenture.

SECTION 12.  No Recourse Against Certain Persons.  A stockholder, officer, director or employee, as such, past, present or future, of the Company or any successor corporation, shall not have any liability for any obligation of the Company under the Indenture or this Note or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting this Note, the holder hereby waives and releases all such liability.  Such waiver and release are part of the consideration for the issue of this Note.

SECTION 13.  Business Day.  “Business Day” means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, which is also a Target Settlement Date.

“Target Settlement Date” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) system is open.

SECTION 14.  Definitions.  All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them therein.

SECTION 15.  Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.

The Company will furnish a copy of the Indenture to any holder of a Note upon written request and without charge.  Requests may be made to:  Treasurer, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Note is €              .  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfers unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                    attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common
TEN ENT – as tenants by the entireties
JT TEN – as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT -
. . . . . . Custodian. . . . . . . . .
(Cust) (Minor)
Under Uniform Gifts to Minors Act
. . . . . . . . . . . . . . . . . . . .
(State)

Additional abbreviations may also be used though not in the above list.